EXHIBIT 10.1

AIRSHIP AI HOLDINGS, INC. (the “Company”)

CLAWBACK POLICY

Introduction

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation received in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules and amendments adopted by the Securities and Exchange Commission (the “SEC”) to implement the aforementioned legislation, and the listing standards of the national securities exchange on which the Company’s securities are listed.

Administration

This Policy shall be administered by the Compensation Committee (if composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board)(the “Committee”). Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Committee in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed, and such other senior executives/employees who may from time to time be deemed subject to the Policy by the Committee (“Covered Executives”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Committee will require reimbursement or forfeiture of any excess Incentive Compensation (as defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such Restatement.

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Incentive Compensation

For purposes of this Policy, Incentive Compensation means any of the following; provided that such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

•	Annual cash bonuses and other short- and long-term cash incentives

•	Stock options

•	Stock appreciation rights

•	Restricted stock

•	Restricted stock units

•	Performance shares

•	Performance units

Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures and may include, among other things, any of the following:

•	Company stock price

•	Total stockholder return

•	Revenues

•	Net income

•	Earnings before interest, taxes, depreciation, and amortization (EBITDA)

•	Liquidity measures such as working capital or operating cash flow

•	Earnings measures such as earnings per share

•	“Non-GAAP financial measures” for purposes of Exchange Act Regulation G and 17CFR 229.10

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, without regard to any taxes paid, as determined by the Committee.

If the Committee cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the Restatement, then it will make its determination based on a reasonable estimate of the effect of the Restatement on the applicable measure, and the Committee will maintain documentation of such determination and provide the relevant documentation as required to Nasdaq.

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Method of Recoupment

The Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

•	requiring reimbursement of cash Incentive Compensation previously paid;

•	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

•	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

•	cancelling outstanding vested or unvested equity awards; and/or

•	taking any other remedial and recovery action permitted by law, as determined by the Committee.

Except as provided under the heading “Impracticability” below, in no event may the Company accept an amount that is less than the amount of erroneously awarded Incentive Compensation in satisfaction of a Covered Executive’s obligations hereunder.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and applicable rules or standards adopted by the SEC or any national securities exchange on which the Company's securities are listed.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after December 20, 2023. This Policy shall apply to any excess Incentive Compensation received by Covered Executives during the three immediately completed fiscal years preceding the date on which a company is required to prepare a Restatement.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with the rules and standards adopted by the SEC and the listing standards of any national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights

The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

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Impracticability

The Committee shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 of the Exchange Act and any applicable rules or standards adopted by the SEC and the listing standards of any national securities exchange on which the Company’s securities are listed.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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